NSAR ITEM 77C

Van Kampen American Capital Corporate Bond Fund


(a)  A Special Meeting of Shareholders was held on October 25, 1996.

(b) The election of Trustees of Van Kampen American Capital Corporate Bond Fund (the "Fund") included:

     None

(c)  The following were voted on at the meeting:

     1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

         For     19,291,707     Against     365,586

     2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.

         For     16,234,694     Against     472,830

     4) For each AC Fund, to Ratify the Selection of Price Waterhouse LLP Independent Public Accountants for its Current Fiscal Year.

         For     19,408,872     Against     276,465


NSAR ITEM 77C

Van Kampen American Capital Corporate Bond Fund


(a)  A Special Meeting of Shareholders was held on May 28, 1997.

(b) The election of Trustees of Van Kampen American Capital Corporate Bond Fund (the "Fund") included:

     J. Miles Branagan, Richard M. DeMartini, Linda Hutton Heagy,
     R. Craig Kennedy, Jack E. Nelson, Jerome L. Robinson, Phillip B. Rooney, Fernando Sisto and Wayne W. Whalen

(c)  The following were voted on at the meeting:

     1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

         For     16,975,841     Against     249,537

     4) For each AC Fund, to Ratify the Selection of Price Waterhouse LLP Independent Public Accountants for its Current Fiscal Year.

         For     17,173,516     Against     137,259



NSAR ITEM 77O

Van Kampen American Capital Corporate Bond Fund
10f-3 Transactions


                                                       Amount of            % of             Date of
Underwriting #     Underwriting     Purchased From     shares Purchased     Underwriting     Purchase
--------------     ------------     --------------     ----------------     ------------     --------

             1     A.H. Belo
                   Corporation      Salomon Bros.             1,250,000           0.167%      06/10/97

             2     Republic of
                   South Africa     Merrill Lynch             3,500,000           0.700%      06/18/97

             3     Raytheon         Bear Stearns                500,000           0.017%      08/07/97

Other Firms participating in Underwriting:

Underwriting for #1
-------------------
Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Brothers Inc.

Underwriting for #2
-------------------
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Salomon Brothers Inc.

Underwriting for #3
-------------------
Credit Suisse First Boston Corporation
Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
Chase Securities Inc.
Lehman Brothers Inc.
Salomon Brothers Inc.
ABN AMRO Chicago Corporation
BancAmerica Securities, Inc.
BT Securities Corporation
CIBC Wood Gundy Securities Corp.
Citicorp Securites, Inc.
Deutsche Morgan Grenfell Inc.
First Chicago Capital Markets, Inc.
SBC Warburg Inc.
Scotia Capital Markets (USA) Inc.
UBS Securities LLC
Blaylock & Partners, L.P.
Muriel Siebert & Co., Inc.